EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-192338 and Form S-8 Nos. 333-186854 and 333-127179) of National Health Investors, Inc. and in the related Prospectuses of our report dated February 19, 2014, with respect to the consolidated financial statements of Holiday AL Holdings LP as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, included in this Annual Report on Form 10-K, as amended (Form 10-K/A).

/s/Ernst & Young LLP

Chicago, Illinois
February 24, 2014